EXHIBIT 4.4

PLEDGE AND SECURITY AGREEMENT

Dated as of December 30, 2005

among

PAXSON COMMUNICATIONS CORPORATION

and Each Other Grantor

From Time to Time Party Hereto

and

THE BANK OF NEW YORK TRUST COMPANY, NA,

as Collateral Agent

and

THE BANK OF NEW YORK TRUST COMPANY, NA,

as First Priority Trustee

THE BANK OF NEW YORK TRUST COMPANY, NA,

as Second Priority Trustee

and

CITICORP NORTH AMERICA, INC.,

as First Priority Administrative Agent
TABLE OF CONTENTS

Page

ARTICLE I.
Section 1.1
Section 1.2
ARTICLE II.
Section 2.1
Section 2.2
Section 2.3
ARTICLE III.
Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Section 3.8
Section 3.9
Section 3.10
ARTICLE IV.
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
ARTICLE V.
Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 5.6
Section 5.7
ARTICLE VI.
Section 6.1
Section 6.2
Section 6.3
Section 6.4
Section 6.5
ARTICLE VII.
Section 7.1
Section 7.2
Section 7.3
ARTICLE VIII.
ARTICLE IX.
Section 9.1
Section 9.2
Section 9.3
Section 9.4
Section 9.5
Section 9.6
Section 9.7
Section 9.8
Section 9.9
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
DEFINED TERMS
Definitions.
Certain Other Terms
GRANT OF SECURITY INTEREST
Collateral
Grant of Security Interest in Collateral
Ranking of Security Interests
REPRESENTATIONS AND WARRANTIES
Title; No Other Liens
Perfection and Priority
State of Incorporation; Chief Executive Office
Inventory and Equipment
Pledged Collateral
Accounts
No Other Names
Intellectual Property
Deposit Accounts; Control Accounts
Lien Search Reports
COVENANTS
Generally
Maintenance of Perfected Security Interests; Further Documentation
Changes in Locations, Name, Etc.
Pledged Collateral
Control Accounts
Accounts
Delivery of Instruments and Chattel Paper
Intellectual Property
Vehicles
Payment of Obligations
Special Property
Electronic Chattel Paper and Transferable Records
Letter-of-Credit Rights
Commercial Tort Claims
Post-Closing Delivery of Lien Searches
REMEDIAL PROVISIONS
Code and Other Remedies
Accounts and Payments in Respect of General Intangibles
Pledged Collateral
Proceeds To Be Turned Over to Collateral Agent
Registration Rights
Waiver; Deficiency
FCC Matters
THE COLLATERAL AGENT
Collateral Agent’s Appointment as Attorney-in-Fact
Duty of Collateral Agent
Filing of Financing Statements
Authority of Collateral Agent
Directions to Collateral Agent
CERTAIN PROVISIONS CONCERNING COLLATERAL ACCOUNT
Deposits into Collateral Account
Application of Amounts in Collateral Account
Investment of Balance in Collateral Account
APPLICATION OF PROCEEDS
MISCELLANEOUS
Amendments in Writing
Notices
No Waiver by Course of Conduct; Cumulative Remedies
Successors and Assigns
Counterparts
Severability
Section Headings
Entire Agreement
Governing Law
Additional Grantors
Release of Collateral
Reinstatement
Additional Secured Obligations
Incorporation by Reference

Annexes and Schedules

Annex 1 Annex 2 Annex 3 Annex 4 Annex 5 Annex 6 Annex 7 Schedule 1 Schedule 2 Schedule 3 Schedule 4 Schedule 5 Schedule 6 Schedule 7 Schedule 8 Schedule 9 Schedule 10	The Collateral Agent and Secured Party Acknowledgments
Pledge Amendment
Joinder Agreement
Short-Form Copyright Security Agreement
Short-Form Patent Security Agreement
Short-Form Trademark Security Agreement
Additional Secured Party Consent
Grantors’ States of Incorporation; Chief Executive Offices, etc.
Pledged Collateral
Filings
Location of Inventory and Equipment
Material Intellectual Property
Deposit Accounts; Securities Accounts and Commodity Accounts
Commercial Tort Claims
Letter of Credit Rights
File Search Reports; Permitted Liens
Post-Closing Lien Searches

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated as of December 30, 2005, by Paxson Communications Corporation (the “Company”) and each of the other entities listed on the signature pages hereof or which become a party hereto pursuant to Section 7.10 (each such entity, a “Subsidiary Guarantor” and, collectively, together with the Company, the “Grantors”), in favor of The Bank of New York Trust Company, NA, a national banking association (“BNY”), as collateral agent for the Secured Parties (the “Collateral Agent”), and acknowledged and agreed to by (i) BNY, on its own behalf solely in its capacity as trustee (the “First Priority Trustee”) and on behalf of the First Priority Noteholders (as defined below) under the First Priority Indenture (as defined below), (ii) BNY, on its own behalf solely in its capacity as trustee (the “Second Priority Trustee”) and on behalf of the Second Priority Noteholders (as defined below) under the Second Priority Indenture (as defined below), (iii) Citicorp North America, Inc., on its own behalf solely in its capacity as administrative agent (the “First Priority Administrative Agent”) and on behalf of the First Priority Term Lenders (as defined below) under the First Priority Term Loan Facility (as defined below) and (iv) each other Authorized Representative (as defined below), from time to time, for any Class of Additional Secured Obligations with respect to which an Additional Secured Party Consent has been delivered to the Collateral Agent and the other Authorized Representatives in accordance with Section 9.13.

W I T N E S S E T H:

WHEREAS, this Agreement is being entered into in connection with (i) that certain First Priority Indenture, dated as of December 30, 2005 (the “First Priority Indenture”), among the Grantors and the First Priority Trustee, providing for the issuance by the Company of its Floating Rate First Priority Senior Secured Notes due 2012 in an aggregate principal amount of $400,000,000 (the “First Priority Notes”; and the holders thereof from time to time, the “First Priority Noteholders”), (ii) that certain term loan facility, dated as of December 30, 2005 (the “First Priority Term Loan Facility”), by and among the Grantors and the First Priority Administrative Agent, providing for the borrowing of term loans in an aggregate principal amount of $325,000,000 (the “First Priority Term Loans”; and the holders thereof from time to time, the “First Priority Term Lenders”) and (iii) that certain Second Priority Indenture, dated as of December 30, 2005 (the “Second Priority Indenture”), among the Grantors and the Second Priority Trustee, providing for the issuance by the Company of its Floating Rate Second Priority Senior Secured Notes due 2013 in the aggregate principal amount of $405,000,000 (the “Second Priority Notes”; and the holders thereof from time to time, the “Second Priority Noteholders”);

WHEREAS, the First Priority Indenture, the First Priority Term Loan Facility and the Second Priority Indenture permit Additional First Priority Secured Obligations and Additional Second Priority Secured Obligations to be secured by the Liens created by this Agreement on the Collateral on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, each Authorized Representative and each Grantor hereby agrees with the Collateral Agent as follows:

ARTICLE I. DEFINED TERMS

Section 1.1 Definitions. (a) Unless otherwise defined herein, capitalized terms defined identically in all material respects in both the First Priority Indenture and the First Priority Term Loan Facility and used herein have the meanings given to them in such First Priority Documents.

(b) Unless otherwise defined herein or as set forth above, capitalized terms used herein that are defined in the UCC have the meanings given to them in the UCC.

(c) The following terms shall have the following meanings:

“Additional First Priority Secured Obligations” shall have the meaning provided in Section 9.13.

“Additional First Priority Secured Parties” shall mean the holders from time to time of Additional First Priority Secured Obligations.

“Additional Pledged Collateral” means, collectively, with respect to each Grantor, in each case, to the extent not constituting Excluded Property, all shares of, limited and/or general partnership interests in, and limited liability company interests in, and all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of, either (i) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct Subsidiary of such Grantor or (ii) any issuer of Pledged Stock, any Partnership or any LLC that is acquired by such Grantor after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of such Grantor in respect of any of the foregoing; all additional indebtedness from time to time owed to such Grantor by any obligor on the Pledged Notes and the instruments evidencing such indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.

“Additional Secured Party Consent” shall mean a completed additional secured party consent in the form of Annex 7.

“Additional Second Priority Secured Obligations” shall have the meaning provided in Section 9.13.

“Additional Second Priority Secured Parties” shall mean the holders from time to time of Additional Second Priority Secured Obligations.

“Additional Secured Obligations” shall mean Additional First Priority Secured Obligations and Additional Second Priority Secured Obligations.

“Agreement” means this Pledge and Security Agreement.

“Applicable Secured Parties” means (i) prior to the First Priority Secured Obligations Termination Date, holders of a majority in aggregate principal amount of First Priority Secured Obligations (other than First Priority Secured Obligations under any Secured Hedging Agreement), (ii) from and after the First Priority Secured Obligations Termination Date until the Second Priority Secured Obligations Termination Date, holders of a majority in aggregate principal amount of Second Priority Secured Obligations and (iii) from and after the Second Priority Secured Obligations Termination Date, holders of a majority in aggregate principal amount of Secured Obligations under Secured Hedging Agreements.

“Authorized Representative” means (i) each of the First Priority Trustee, the First Priority Administrative Agent and the Second Priority Trustee, in each case, for so long as the First Priority Notes, First Priority Term Loans or Second Priority Notes, as applicable, are Secured Obligations hereunder and (ii) any other party designated as an “Authorized Representative” for any Additional Secured Parties in an Additional Secured Party Consent delivered to the Collateral Agent and the other Authorized Representatives in accordance with Section 9.13 for so long as the Class of Additional Secured Obligations for which such party is serving in such capacity constitutes Secured Obligations hereunder.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any successor statute, and all rules and regulations promulgated thereunder.

“Class” with respect to any Secured Obligations, refers to all Secured Obligations under a Secured Debt Document or group of related Secured Debt Documents with respect to which a single Authorized Representative is acting as such hereunder.

“Closing Date” means December 30, 2005.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Account” means any Deposit Account or Securities Account established by the Collateral Agent as provided in Article VII in which cash and Temporary Cash Investments may from time to time be on deposit or held as provided in Article VII.

“Control Agreement” means a control agreement, (i) with respect to any Deposit Account, substantially on the terms, and providing the Collateral Agent substantially the same rights and remedies, as the control agreements entered into with Wachovia Bank, N.A. on the date hereof (as determined in good faith by the Company) and (ii) with respect to any Securities Account, substantially on the terms, and providing the Collateral Agent substantially the same rights and remedies, as the control agreement entered into with Union Bank of California, N.A. (as determined in good faith by the Company), and, in any event, sufficient to establish Control, in favor of the Collateral Agent, over any applicable Investment Property (including, without limitation, any Securities Account or Commodity Account) or Deposit Account.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, (b) rights and privileges arising under applicable law with respect to a Grantor’s use of any such copyrights, (c) reissues, renewals, continuations and extensions thereof, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world and (f) rights to sue for past, present or future infringements thereof.

“Default” shall mean any event that would, with the passage of time (including to the First Priority Secured Obligations Termination Date), the giving of notice or both, constitute an “Event of Default.”

“Deposit Account” shall mean, collectively, with respect to each Grantor, (a) all “deposit accounts” as such term is defined in the UCC and in any event shall include, without limitation, the Collateral Account and all accounts and sub-accounts relating to any of the foregoing accounts and (b) all cash, funds, checks, notes and any instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“Distributions” shall mean, collectively, with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Stock, the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Notes, from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any of the foregoing Pledged Collateral.

“Event of Default” shall mean (i) prior to the First Priority Secured Obligations Termination Date, any “Event of Default” under and as defined in the First Priority Indenture, the First Priority Term Loan Facility or any other then effective First Priority Document (other than any First Priority Document relating solely to a Secured Hedging Agreement), (ii) from and after the First Priority Secured Obligations Termination Date until the Second Priority Secured Obligations Termination Date, any “Event of Default” under and as defined in the Second Priority Indenture or any other then effective Second Priority Document and (iii) from and after the Second Priority Secured Obligations Termination Date, any “Event of Default” or “Event of Termination” under any Secured Hedging Agreement.

“Excluded Property” means Special Property other than the following:

(a) the right to receive any payment of money (including, without limitation, any rights referred to in Sections 9-406(d), 9-407(a), 9-408(a) or 9-409(a) of the UCC to the extent that sections of the UCC are effective to limit the prohibitions which make such property “Special Property”); and

(b) any proceeds, products, accessions, rents, profits, income, benefits, substitutions or replacements of any Special Property (unless such proceeds, products, accessions, rents, profits, income, benefits, substitutions or replacements themselves would constitute Special Property).

“First Priority Administrative Agent” shall have the meaning provided in the recitals to this Agreement.

“First Priority Bank Creditors” shall mean the First Priority Administrative Agent and the First Priority Term Lenders.

“First Priority Documents” shall mean (i) the First Priority Notes, the First Priority Indenture, the First Priority Term Loans, the First Priority Term Loan Facility and the other documents and instruments executed and delivered with respect to the First Priority Notes, the First Priority Indenture, the First Priority Term Loans and the First Priority Term Loan Facility, in each case as in effect on the date hereof and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof, and (ii) any document or instrument executed and delivered with respect to any Additional First Priority Secured Obligations.

“First Priority Creditors” shall means the First Priority Bank Creditors and the First Priority Note Creditors.

“First Priority Note Creditors” shall mean the First Priority Trustee and the First Priority Noteholders.

“First Priority Noteholders” shall have the meaning provided in the recitals to this Agreement.

“First Priority Notes” shall have the meaning provided in the recitals of this Agreement.

“First Priority Secured Obligations” shall mean with respect to each Grantor, all of such Grantor’s obligations to the Collateral Agent pursuant to this Agreement and all of such Grantor’s obligations (whether or not constituting future advances, obligatory or otherwise) arising under or in respect of the First Priority Indenture, the First Priority Term Loan Facility, any Secured Hedging Agreement and any other First Priority Document, in each case whether (i) such obligations are direct or indirect, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the ordinary course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Grantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefore is not enforceable or allowable in such proceeding).

“First Priority Secured Obligations Termination Date” shall mean the first time and date upon which all First Priority Secured Obligations (other than (i) contingent obligations not yet due and payable and (ii) First Priority Secured Obligations under Secured Hedging Agreements) have been paid in full in cash or otherwise discharged or defeased in accordance with the terms of the respective First Priority Documents (other than in connection with a substantially concurrent refinancing thereof with Additional First Priority Secured Obligations).

“First Priority Security Parties” shall mean the Collateral Agent, the First Priority Creditors and any Additional First Priority Secured Parties.

“First Priority Term Lenders” shall have the meaning provided in the recitals to this Agreement.

“First Priority Trustee” shall have the meaning provided in the recitals to this Agreement.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to any of its Subsidiaries or another Grantor.

“LLC” means each limited liability company in which a Grantor has an interest, including those set forth on Schedule 2.

“LLC Agreement” means each operating agreement with respect to an LLC, as each such agreement has heretofore been and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Change” means an event or development or state of affairs that would (a) adversely affect the legality, validity or enforceability of the Security Documents or (b) materially adversely affect the value of, or remedies available to the Collateral Agent with respect to, the Collateral taken as a whole.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company or a Subsidiary Guarantor.

“Officers’ Certificate” means with respect to any Person, a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer of such Person, and delivered to the Collateral Agent and each Authorized Representative.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Partnership” means each partnership in which a Grantor has an interest, including those set forth on Schedule 2.

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been and may hereafter be amended, restated, supplemented or otherwise modified.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (c) inventions and improvements described and claimed therein, (d) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (e) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (f) rights corresponding thereto throughout the world and (g) rights to sue for past, present or future infringements thereof.

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor, all certificates or other instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

“Pledged LLC Interests” means all right, title and interest of any Grantor as a member of any LLC and all right, title and interest of any Grantor in, to and under any LLC Agreement to which it is a party.

“Pledged Notes” means all right, title and interest of any Grantor in the Instruments evidencing all Indebtedness owed to such Grantor (other than Special Property), including all Indebtedness described on Schedule 2, issued by the obligors named therein.

“Pledged Partnership Interests” means all right, title and interest of any Grantor as a limited and/or general partner in any Partnership and all right, title and interest of any Grantor in, to and under any Partnership Agreements to which it is a party.

“Pledged Stock” means the shares of Stock owned by each Grantor, including all shares of Stock listed on Schedule 2.

“Related Contract” means each security agreement, lease and other contract securing or otherwise relating to any Account.

“Required Secured Parties” shall mean (i) so long as any First Priority Secured Obligations in respect of First Priority Notes or First Priority Term Loans are outstanding, each of the First Priority Trustee and the First Priority Administrative Agent with such authorizations or consents, if any, as may be required by the First Priority Indenture and the First Priority Term Loan Facility, (ii) if any Additional First Priority Secured Obligations are outstanding, each Authorized Representative for any Class of Additional First Priority Secured Parties holding such Additional First Priority Secured Obligations with such authorizations or consents, if any, as may be required by the First Priority Documents governing such Additional First Priority Secured Obligations, (iii) so long as any Second Priority Notes are outstanding, the Second Priority Trustee with such authorizations or consents, if any, as may be required by the Second Priority Indenture and (iv) if any Additional Second Priority Secured Obligations are outstanding, each Authorized Representative for any Class of such Additional Second Priority Secured Obligations with such authorizations or consents as may be required by the Second Priority Documents governing such Additional Second Priority Secured Obligations.

“Second Priority Documents” shall mean (i) the Second Priority Notes, the Second Priority Indenture, and the other documents and instruments executed and delivered with respect to the Second Priority Notes or the Second Priority Indenture, in each case as in effect on the date hereof and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and (ii) any document or instrument executed and delivered with respect to any Additional Second Priority Secured Obligations.

“Second Priority Note Creditors” shall mean the Second Priority Trustee and the Second Priority Noteholders.

“Second Priority Noteholders” shall have the meaning provided in the recitals to this Agreement.

“Second Priority Notes” shall have the meaning provided in the recitals of this Agreement.

“Second Priority Secured Obligations” shall mean with respect to each Grantor, all of such Grantor’s obligations (whether or not constituting future advances, obligatory or otherwise) arising under or in respect of the Second Priority Indenture and any other Second Priority Documents, in each case whether (i) such obligations are direct or indirect, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the ordinary course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Grantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefore is not enforceable or allowable in such proceeding).

“Second Priority Secured Obligations Termination Date” shall mean the first time and date on or after the First Priority Secured Obligations Termination Date upon which all Second Priority Secured Obligations (other than contingent obligations not yet due and payable) have been paid in full in cash or otherwise discharged or defeased in accordance with the terms of the respective Second Priority Documents (other than in connection with a substantially concurrent refinancing thereof with Additional Second Priority Secured Obligations).

“Second Priority Secured Parties” shall mean the Second Priority Note Creditors and any Additional Second Priority Secured Parties.

“Second Priority Trustee” shall have the meaning provided in the recitals to this Agreement.

“Secured Debt Documents” shall mean and include (i) this Agreement, (ii) the First Priority Documents and (iii) the Second Priority Documents.

“Secured Hedging Agreement” means any Interest Rate Agreement (including any Guarantee by any Grantor of another Grantor’s obligations under any such Interest Rate Agreement) under which any Grantor’s obligations are secured by a Lien on the Collateral in accordance with Section 9.13.

“Secured Hedging Exchanger” means an entity that has entered into a Secured Hedging Agreement with any Grantor.

“Secured Obligations” means (i) the First Priority Secured Obligations and (ii) the Second Priority Secured Obligations.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“Security Documents” shall mean this Agreement and any other Agreement which any Grantor enters into pursuant hereto in order to secure the Secured Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Property” means:

(a) any permit, lease, license, license agreement or general intangible held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b) any permit, lease, license, license agreement or other personal property held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein;

(c) Property owned by any Grantor that is subject to a Lien securing Purchase Money Debt or a Capital Lease Obligation (in each case permitted by the Secured Debt Documents) if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such Capital Lease Obligation) validly prohibits the creation of any other Lien on such Property;

(d) the outstanding voting Capital Stock in excess of 65% of the voting power of all classes of Capital Stock of any “controlled foreign corporation” (as defined in Section 957(a) of the Tax Code) entitled to vote; and

(e) any Instrument evidencing indebtedness owed to any Grantor by any officer, director or employee of any Grantor to the extent that (i) the existence and amount of such Instrument is disclosed in the Offering Memorandum or (ii) such Instrument is created following the Closing Date in a transaction that complies with the Secured Debt Documents;

in the case of clauses (a) through (c) only to the extent, and for so long as, such Property, or requirement of law applicable thereto, validly prohibits the creation of a Lien on such Property in favor of the Collateral Agent (and upon the termination of such prohibition (howsoever occurring) such Property shall cease to be “Special Property”).

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Termination Date” shall have the meaning set forth in Section 9.11.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, (b) rights and privileges arising under applicable law with respect to any Pledgor’s use of any trademarks, (c) reissues, continuations, extensions and renewals thereof, (d) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world, (f) rights to sue for past, present and future infringements thereof and (g) all goodwill of such Pledgor’s business symbolized thereby.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Vehicles” means all vehicles or other Equipment covered by a certificate of title law of any state.

Section 1.2 Certain Other Terms.

(a) The words “herein,” “hereof,” “hereto” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(b) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in, this Agreement.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Where the context requires, provisions relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(e) Any reference in this Agreement to this Agreement or any Secured Debt Document shall include all appendices, exhibits and schedules hereto or thereto, and, unless specifically stated otherwise, all amendments, restatements, supplements or other modifications hereto or thereto, and as the same may be in effect at any and all times such reference becomes operative.

(f) The term “including” means “including without limitation” except when used in the computation of time periods.

(g) A reference to a Person (including the terms “Authorized Representative,” “Collateral Agent,” “First Priority Secured Party, “Second Priority Secured Party,” “First Priority Trustee,” “First Priority Administrative Agent,” “Second Priority Trustee,” “Secured Hedging Exchanger” and “Secured Party”) includes such Person’s respective successors under the applicable Secured Debt Documents.

(h) References in this Agreement to any statute or rule shall be to such statute or rule as amended or modified and in effect from time to time.

ARTICLE II. GRANT OF SECURITY INTEREST

Section 2.1 Collateral. For the purposes of this Agreement, the term “Collateral” means, subject to Section 2.2, all personal property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interest, including the following:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all FCC Licenses;

(g) all Pledged Collateral;

(h) all General Intangibles;

(i) all Instruments;

(j) all Inventory and Goods;

(k) all Investment Property;

(l) all Letter of Credit Rights;

(m) all Vehicles;

(n) the Commercial Tort Claims listed on Schedule 7;

(o) all books and records pertaining to the other property described in this Section 2.1;

(p) all property of any Grantor held by the Collateral Agent or any Secured Party, including all property of every description in the possession or custody of or in transit to the Collateral Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power; and

(q) to the extent not otherwise included, all Proceeds of any and all of the foregoing.

Section 2.2 Grant of Security Interest in Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of (A) the First Priority Secured Obligations of such Grantor, hereby separately collaterally assigns, mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the First Priority Secured Parties, and grants to the Collateral Agent for the benefit of the First Priority Secured Parties, a security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor and (B) the Second Priority Secured Obligations of such Grantor, separately collaterally assigns, mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Second Priority Secured Parties, and separately grants to the Collateral Agent for the benefit of the Second Priority Secured Parties, a security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that the foregoing grants of security interests shall not include any security interest in Excluded Property; provided, further, that if and to the extent the prohibition which prevents the granting by such Grantor to the Collateral Agent of security interests in such Excluded Property is removed or otherwise terminated, the Collateral Agent will be deemed to have, and at all times from and after the date hereof to have had, security interests in such Excluded Property under clauses (A) and (B) above.

Section 2.3 Ranking of Security Interests. Notwithstanding anything to the contrary contained in this Article II or elsewhere in this Agreement, each Grantor, the Collateral Agent and each Authorized Representative, on behalf of itself in its capacity as an Authorized Representative and on behalf of the holders of the Class of Secured Obligations with respect to which it is acting as Authorized Representative hereunder, acknowledges and agrees that (w) the security interest granted pursuant to this Agreement to the Collateral Agent (i) for the benefit of the First Priority Secured Parties, shall be a “first” priority senior security interest in the Collateral and (ii) for the benefit of the Second Priority Secured Parties, shall be a “second” priority interest in the Collateral fully junior, subordinated and subject to the security interest granted to the Collateral Agent for the benefit of the First Priority Secured Parties on the terms and conditions set forth in this Agreement, in the other Security Documents and in the Second Priority Documents and all other rights and benefits afforded hereunder to the Second Priority Secured Parties are expressly subject to the terms and conditions of this Agreement, the other Security Documents and the Second Priority Documents, (x) the Collateral Agent’s security interest in the Collateral securing the Second Priority Secured Obligations constitutes a security interest separate and apart (and of a different class and claim) from the Collateral Agent’s security interest in the Collateral securing the Second Priority Secured Obligations, (y) the grants of security interest hereunder constitute two separate and distinct grants of security, one in favor of the Collateral Agent for the benefit of the First Priority Secured Parties, the second in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties, and (z) in the event of a conflict between the provisions of this Agreement and the provisions of any other Secured Debt Document, the terms of this Agreement shall prevail. In furtherance of the foregoing, the First Priority Trustee, the First Priority Administrative Agent, the Second Priority Trustee and each other Authorized Representative, in each case, on behalf of itself in its capacity as an Authorized Representative of a Class of Secured Obligations and on behalf of the holders of such Class of Secured Obligations, hereby agrees to be bound by the provisions of Annex 1 to this Security Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Agent and the other Secured Parties that:

Section 3.1 Title; No Other Liens. Except for the Liens granted to the Collateral Agent pursuant to this Agreement and other Permitted Liens (other than any Liens which would only be permitted under clause (i) of the definition thereof unless set forth on Schedule 9(b)), such Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities, is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and has rights in or the power to transfer each other item of Collateral on which a Lien is granted by it hereunder, free and clear of any and all Liens.

Section 3.2 Perfection and Priority. The security interests granted pursuant to this Agreement will constitute valid and continuing perfected security interests in favor of the Collateral Agent in the Collateral for which perfection is governed by the UCC or filing with the United States Patent & Trademark Office or United States Copyright Office upon (i) the completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on such schedule, shall be promptly made following execution of this Agreement), (ii) the delivery to the Collateral Agent of all Collateral consisting of Instruments and certificated securities, in each case properly endorsed for transfer to the Collateral Agent or in blank, (iii) the execution of Control Agreements with respect to each Securities Account and Deposit Accounts set forth on Schedule 6 and (iv) the filings set forth on Schedule 3 having been made with the United States Patent & Trademark Office and United States Copyright Office. Such security interests will rank as provided in Section 2.3 and shall otherwise be prior to all other Liens on the Collateral except for Permitted Liens.

Section 3.3 State of Incorporation; Chief Executive Office. On the date hereof (i) such Grantor’s exact legal name, (ii) such Grantor’s jurisdiction of organization, (iii) such Grantor’s organizational identification number, if any, (iv) such Grantor’s federal taxpayer identification number and (v) the location of such Grantor’s chief executive office are specified on Schedule 1.

Section 3.4 Inventory and Equipment. On the date hereof, such Grantor’s Inventory and Equipment (other than mobile goods and Inventory or Equipment in transit) are kept at the locations listed on Schedule 4.

Section 3.5 Pledged Collateral.

(a) The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by such Grantor are listed on Schedule 2 and constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2.

(b) All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(c) (i) Each of the Pledged Notes representing Debt of any Grantor owed to any other Grantor constitutes and (ii) to the best knowledge of each Grantor, each other Pledged Note pledged by such Grantor constitutes, the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d) All Pledged Collateral owned by any Grantor on the date hereof consisting of Certificated Securities or Instruments has been delivered to the Collateral Agent.

(e) All Pledged Collateral held by a Securities Intermediary in a Securities Account is subject to a valid and enforceable Control Agreement in favor of the Collateral Agent, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(f) Other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Collateral Agent or that consist of Financial Assets held in a Securities Account.

Section 3.6 Accounts. No amount payable to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent, properly endorsed for transfer.

Section 3.7 No Other Names. Except as set forth on Schedule 1, within the five-year period preceding the date hereof such Grantor has not had, or operated in any jurisdiction under, any trade name, fictitious name or other name other than its legal name.

Section 3.8 Intellectual Property.

(a) Schedule 5 lists all Material Intellectual Property of such Grantor on the date hereof, separately identifying that owned by such Grantor and that licensed to such Grantor.

(b) On the date hereof, all Material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Grantor does not infringe the intellectual property rights of any other Person, except to the extent that any such infringement could not reasonably be expected to result in a Material Adverse Change.

(c) Except as set forth on Schedule 5, on the date hereof, none of the Material Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Material Intellectual Property.

(e) No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is on the date hereof pending or, to the knowledge of such Grantor, threatened. Except as could not reasonably be expected to result in a Material Adverse Change, there are no claims, judgments or settlements to be paid by such Grantor relating to the Material Intellectual Property.

Section 3.9 Deposit Accounts; Control Accounts(a) . The only Deposit Accounts, Securities Accounts or Commodity Accounts maintained by any Grantor on the date hereof are those listed on Schedule 6, which sets forth such information separately for each Grantor. Each Deposit Account and Securities Account listed on Schedule 6 is subject to a valid and enforceable Control Agreement in favor of the Collateral Agent, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.10 Lien Search Reports. Attached as Schedule 9(a) hereto is a true and correct summary of state and local tax, lien and judgment searches for each Grantor (including searches under any previous name referred to in Section 3.7 and any trade names used by such Grantor in the previous five years) in (i) such Grantor’s state of incorporation or formation and (ii) each state and, to the extent available, county in which such Grantor maintains any equipment, inventory or books and records or in which such Grantor is qualified to do business.

ARTICLE IV. COVENANTS

As long as any of the Secured Obligations of such Grantor remain outstanding, unless the Required Secured Parties otherwise consent in writing, each Grantor agrees with the Collateral Agent that:

Section 4.1 Generally. Such Grantor shall (a) except for the security interests created by this Agreement, not create or suffer to exist any Lien upon or with respect to any of the Collateral, except for Permitted Liens; (b) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, the Secured Debt Documents, any Requirement of Law or any policy of insurance covering the Collateral; (c) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted under the Secured Debt Documents; (d) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Collateral if such restriction could reasonably be expected to result in a Material Adverse Change; and (e) upon request by the Collateral Agent, promptly notify the Collateral Agent of any limitations known to such Grantor that materially restrict the ability to sell, assign or transfer any of the Collateral.

Section 4.2 Maintenance of Perfected Security Interests; Further Documentation.

(a) Such Grantor will maintain the security interests created by this Agreement as perfected security interests having at least the priorities described in Section 3.2 and will defend such security interests against the claims and demands of all Persons.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent (acting at the request of the Applicable Secured Parties) may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as necessary or as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and the execution and delivery of Control Agreements.

Section 4.3 Changes in Locations, Name, Etc.

(a) Except with prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents necessary to maintain the validity, perfection and priority of the security interests provided for herein, such Grantor will not:

(i) change its state of incorporation or organizational identification number from that referred to in Section 3.3; or

(ii) change its name, identity or corporate structure to such an extent that any financing statement with respect to the Collateral Agent’s security interest in the Collateral would be misleading.

(b) Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.

(c) Additionally, the Grantors shall update Schedule 4 and provide such updated Schedule to the Collateral Agent at least annually on or before December 31 of each year, commencing December 31, 2006, if any material portion of the Inventory or Equipment is not maintained at the locations set forth on Schedule 4 as of the date of such update (and at any other time upon request by the Collateral Agent).

Section 4.4 Pledged Collateral.

(a) Such Grantor will (i) promptly deliver to the Collateral Agent all certificates or Instruments representing or evidencing any Additional Pledged Collateral acquired by it after the date of this Agreement, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, together with a Pledge Amendment, duly executed by such Grantor, in substantially the form of Annex 2 (a “Pledge Amendment”), or such other documentation as may be necessary to perfect and maintain the priority of the Collateral Agent’s interests in such Additional Pledged Collateral and authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and (ii) maintain all other Pledged Collateral constituting Investment Property in a Commodity Account or Securities Account subject to a Control Agreement in favor of the Collateral Agent. At any time while an Event of Default shall have occurred and is continuing, the Collateral Agent shall, subject to applicable Requirements of Law, have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral and to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations for purposes consistent with this Agreement.

(b) If any Pledged Stock (or Pledged LLC Interests or Pledged Partnership Interests which are “securities” within the meaning of Section 8-103(c) of the UCC) are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Requirements of Law, cause the Collateral Agent’s security interests to be recorded on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge hereunder and give the Collateral Agent the right as pledgee hereunder to transfer such Pledged Collateral under the terms hereof and provide to the Collateral Agent an Opinion of Counsel (which may be an opinion of internal counsel of such Grantor and which may state that such opinion is based solely on consultation with counsel in the jurisdiction of the issuer of such uncertificated securities) confirming such pledge and the perfection thereof.

(c) Except as provided in Article V, such Grantor shall be entitled to receive all Distributions paid in respect of the Pledged Collateral (except that any Distribution that would result in a Default shall be promptly delivered to the Collateral Agent to be held in the Collateral Account) to be held by it subject to the other provisions of this Agreement (including, without limitation, Section 4.4(a) and Section 4.5). Any Distributions in respect of any of the Pledged Collateral shall, during the continuance of an Event of Default, be delivered to the Collateral Agent. If any Distribution in respect of any of the Pledged Collateral shall be received by such Grantor during the continuance of an Event of Default, such Grantor shall, until such Distribution is paid or delivered to the Collateral Agent, during the continuance of such Event of Default, hold such Distribution in trust for the Collateral Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

(d) Except as provided in Article V, such Grantor will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor which would materially and adversely impair the Collateral or which would result in a Default, or, without prior notice to the Collateral Agent, to enable or take any other action to permit any issuer of Pledged Collateral to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Collateral.

(e) Except for Permitted Liens, such Grantor shall not grant Control over any Deposit Account, Securities Account, Letter of Credit Rights, Investment Property or Electronic Chattel Paper to any Person other than the Collateral Agent.

(f) In the case of each Grantor which is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it. In the case of each Grantor which is a partner in a Partnership, such Grantor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Grantor which is a member of an LLC, such Grantor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of the LLC in question.

(g) Such Grantor will not agree to any amendment of an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interests of the Collateral Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder, including electing to treat the membership interest or partnership interest of such Grantor as a security under Section 8-103 of the UCC.

Section 4.5 Control Accounts.

(a) Such Grantor will not establish or maintain any Securities Account, Deposit Account or Commodity Account that is not a Control Account. Such Grantor shall cause all Investment Property and, except to the extent required to be used promptly to make a payment that would not cause a Default, cash held by it to be maintained in a Control Account.

(b) In the event that (i) after the date hereof, any Control Agreement shall be terminated for any reason or (ii) the Collateral Agent shall demand such termination as a result of the failure of any Securities Intermediary, Bank or Commodity Intermediary to comply with the terms of the applicable Control Agreement, such Grantor agrees to notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

Section 4.6 Accounts.

(a) Such Grantor will not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account, or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

(b) The Collateral Agent shall have the right (but not the obligation) to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith. At any time and from time to time, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall use its reasonable best efforts to cause independent public accountants to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Collateral Agent shall request no more than two such reports during any calendar year.

Section 4.7 Delivery of Instruments and Chattel Paper. If any amount in excess of $100,000 payable under or in connection with any of the Collateral owned by such Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall immediately deliver such Instrument or Chattel Paper to the Collateral Agent, duly indorsed to the Collateral Agent; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected against trust receipt or like document).

Section 4.8 Intellectual Property.

(a) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent which is Material Intellectual Property (for so long as such Patent constitutes Material Intellectual Property) may become forfeited, abandoned or dedicated to the public.

(b) Such Grantor (either itself or through licensees) (i) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights which is Material Intellectual Property may become invalidated or otherwise materially impaired and (ii) will not (either itself or through licensees) do any act whereby any of the Copyrights which are Material Intellectual Property may fall into the public domain (in each case for so long as any such Copyright constitutes Material Intellectual Property).

(c) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any trade secret which is Material Intellectual Property may become publicly available or otherwise unprotectable.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) specifically regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs and such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as may be reasonably required to evidence the Collateral Agent’s security interest in any such Material Intellectual Property.

(g) Such Grantor will take all reasonable actions necessary or requested by the Collateral Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability (for so long as the foregoing constitutes Material Intellectual Property) and opposition and interference and cancellation proceedings.

(h) In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Grantor shall notify the Collateral Agent promptly after such Grantor learns thereof. Such Grantor shall take appropriate action in response to such infringement, misappropriation or dilution, including promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation of dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

(i) Such Grantor will execute in favor of the Collateral Agent and cause to be filed in (i) the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex 4, (ii) in the United States Patent and Trademark Office a short-form patent security agreement in the form attached hereto as Annex 5 and (iii) the United States Patent and Trademark Office a short-form trademark security agreement in the form attached hereto as Annex 6.

Section 4.9 Vehicles. Within 30 days after the date that the aggregate Fair Market Value of all Vehicles owned by any Grantor exceeds $750,000, the applicable Grantors shall file all applications for certificates of title/ownership indicating the Collateral Agent’s security interests in each Vehicle owned by such Grantor, and any other necessary documentation, in each office in each jurisdiction as may be reasonably required to perfect the Collateral Agent’s security interests in the Vehicles.

Section 4.10 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

Section 4.11 Special Property. Each Grantor shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Special Property of such Grantor (and stating in such notice that such Special Property constitutes “Excluded Property”) and shall provide to the Collateral Agent such other information regarding the Special Property of such Grantor as the Collateral Agent may reasonably request, and, from and after the Closing Date, no Grantor shall permit to become effective any document creating, governing or providing for any permit, lease or license that would prohibit the creation of a Lien on such permit, lease or license in favor of the Collateral Agent unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

Section 4.12 Electronic Chattel Paper and Transferable Records. No amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction). If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as may be required to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in this sentence exceeds $2.5 million in the aggregate for all Grantors. The Collateral Agent agrees with such Grantor that the Collateral Agent will permit, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

Section 4.13 Letter-of-Credit Rights. As of the date hereof, no Grantor is a beneficiary under any Letter of Credit other than as set forth on Schedule 8. If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in this Agreement. The actions in the preceding sentence shall be taken only if the amount under any such Letter of Credit exceeds $2.5 million or if the amount of such Letter of Credit, together with all amounts under Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, exceeds $15.0 million in the aggregate for all Grantors.

Section 4.14 Commercial Tort Claims. As of the date hereof each Grantor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 7. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value together with all other Commercial Tort Claims of all Grantors in which the Collateral Agent does not have security interests for the benefit of the First Priority Secured Parties and the Second Priority Secured Parties in excess of $1.0 million in the aggregate, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing security interests therein for the benefit of the First Priority Secured Parties and the Second Priority Secured Parties and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form reasonably satisfactory to the Collateral Agent.

Section 4.15 Post-Closing Delivery of Lien Searches. As promptly as reasonably practicable, and in any event, within 90 days of the Closing Date, the Grantors shall deliver to the Collateral Agent true and correct copies of lien search reports for the entities listed on Schedule 10 in the jurisdictions listed on Schedule 10 which Lien search results shall not reflect any Liens on the property of the applicable Grantors other than Permitted Liens (other than any Liens which would only be permitted under clause (i) of the definition thereof unless set forth on Schedule 9(b)).

ARTICLE V. REMEDIAL PROVISIONS

Section 5.1 Code and Other Remedies. During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article V in accordance with Article VIII. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 5.2 Accounts and Payments in Respect of General Intangibles.

(a) If required by the Collateral Agent (acting at the written request of the Applicable Secured Parties) at any time during the continuance of an Event of Default, any payments of Accounts or payments in respect of General Intangibles, when collected by any Grantor, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, into the Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 5.4. Until so turned over, such payments shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor. At the Collateral Agent’s request, each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request (acting at the written request of the Applicable Secured Parties), during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

(c) The Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its Accounts or amounts due under General Intangibles or any thereof.

(d) The Collateral Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts or amounts due under any General Intangibles.

(e) Upon the request of the Collateral Agent (acting at the written request of the Applicable Secured Parties) at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.

(f) Anything herein to the contrary notwithstanding (but subject to Section 4.6(a)), each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder in all material respects, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.3 Pledged Collateral.

(a) During the continuance of an Event of Default, upon notice by the Collateral Agent to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all Proceeds of the Pledged Collateral and make application thereof to the Secured Obligations in the order set forth in Article VIII, and (ii) the Collateral Agent or its nominee may, but shall not be obligated to, exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Securities and the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing; provided, however, that unless otherwise directed by the Applicable Secured Parties, the Collateral Agent shall have the right during the occurrence of an Event of Default to permit the Grantors to exercise such rights.

(b) In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all Distributions which it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as necessary or as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate on the Termination Date.

(c) Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any Distributions with respect to the Pledged Collateral directly to the Collateral Agent.

Section 5.4 Proceeds To Be Turned Over to Collateral Agent. All Proceeds received by the Collateral Agent under this Article V shall be held by the Collateral Agent in a Collateral Account. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent) shall continue to be held as collateral security for any of the Secured Obligations and shall not constitute payment thereof until applied as provided in Article VIII.

Section 5.5 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Collateral pursuant to Section 5.1, and if the Collateral Agent requests that the Pledged Collateral, or any portion thereof, be registered under the provisions of the Securities Act, the relevant Grantor will cause the issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and use its best efforts to do or cause to be done all such other acts as may be requested by the Collateral Agent in order to register the Pledged Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Collateral, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its best efforts to cause such issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.5 valid and binding and in compliance with any and all other applicable requirements of law (including applicable requirements of the FCC). Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.5 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

Section 5.6 Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations.

Section 5.7 FCC Matters.

(a) Notwithstanding anything herein to the contrary, to the extent this Agreement or any other Secured Debt Document purports to require any Grantor to grant to any Secured Party a security interest in the FCC Licenses of any Grantor now owned or hereafter acquired, as the case may be, the Collateral Agent shall only have a security interest in such FCC Licenses at such times and to the extent that a security interest in such licenses is permitted under applicable law. Notwithstanding anything herein to the contrary, the Collateral Agent, on behalf of the Secured Parties, agrees that to the extent prior FCC approval is required pursuant to the Communications Act for (i) the operation and effectiveness of any grant, right or remedy hereunder or under any other Security Document or (ii) taking any action that may be taken by the Collateral Agent hereunder or under the other Security Documents, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of the Collateral Agent, on behalf of the Secured Parties. The Grantors shall, upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request (acting at the written request of the Applicable Secured Parties), immediately file or cause to be filed such applications for approval and shall take such other actions reasonably required by the Collateral Agent, as directed by and on behalf of the Applicable Secured Parties, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to the Collateral Agent, on behalf of the Secured Parties, or their successors, assigns or designees of the FCC Licenses held by the Grantors. To enforce the provisions of this subsection, the Collateral Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of any such FCC License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Grantors shall authorize such an involuntary transfer upon the request of the receiver so appointed and if the Grantors shall refuse to authorize the transfer, their approval may be required by the court. Upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request (acting at the written request of the Applicable Secured Parties), the Grantors shall further use their reasonable best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application for consent to the assignment of any FCC License or transfer of control necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any FCC License or other authorization.

(b) The Grantors acknowledge that the assignment or transfer of such FCC Licenses is integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Grantors to comply with the provisions of this section and that such failure would not be adequately compensable in damages, and therefore agree that this section may be specifically enforced.

(c) Notwithstanding anything herein or in any other Security Document or the Secured Debt Documents to the contrary, neither the Collateral Agent nor any other Secured Party shall, without first obtaining the approval of the FCC, take any action hereunder or under any other Security Document that would constitute or result in any assignment of an FCC License or any change of control of any Grantor if such assignment or change of control would require the approval of the FCC under applicable law (including FCC rules and regulations).

ARTICLE VI.	THE COLLATERAL AGENT
Section 6.1	Collateral Agent’s Appointment as Attorney-in-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right without any obligation, on behalf of such Grantor, without notice to or assent by such Grantor and as directed by the Applicable Secured Parties, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise for the purpose of collecting any and all such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as may be reasonably necessary to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.1 or 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask for or demand, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may request; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall determine, including without limitation the execution and filing of any documents necessary to effectuate and/or record such assignment; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on the First Priority Notes under the First Priority Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be Secured Obligations and shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated or the security interests created hereby with respect to such Grantor are released.

Section 6.2 Duty of Collateral Agent.

(a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or of any other Security Documents by the Company or any other Grantor or any other Person.

Section 6.3 Filing of Financing Statements. Each Grantor shall cause to be filed or recorded financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as shall be required to lawfully perfect the security interests of the Collateral Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 6.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or nonexercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the provisions of Annex I and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 6.5 Directions to Collateral Agent. During the continuance of an Event of Default, the Collateral Agent will exercise its rights under this Agreement as it shall determine in its sole discretion or, to the extent it has received such directions, in compliance with instructions from the Applicable Secured Parties.

ARTICLE VII. CERTAIN PROVISIONS CONCERNING COLLATERAL ACCOUNT

Section 7.1 Deposits into Collateral Account. Each Grantor shall deposit with the Collateral Agent for deposit into a Collateral Account from time to time (A) after the occurrence of an Event of Default, the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) and (B) any cash in respect of any Collateral to which the Collateral Agent is entitled pursuant to Section 4.4(c).

Section 7.2 Application of Amounts in Collateral Account. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as provided in Article VIII. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Applicable Secured Parties, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Article VIII.

Section 7.3 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Temporary Cash Investments as the Collateral Agent shall be instructed in writing by the Applicable Secured Parties (or, in the absence of such instructions, in the BNY Cash Reserves Fund), which Temporary Cash Investments shall be under the control of the Collateral Agent (or any sub-agent).

ARTICLE VIII. APPLICATION OF PROCEEDS

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Article V hereof shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

FIRST, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, the costs and expenses of the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at the rate then in effect with respect to the First Priority Notes from and after the date such amount is due until paid in full;

SECOND, to the payment of all other costs and expenses incurred by the Collateral Agent and its agents and counsel under this Agreement which are then due and owing, together with interest on each such amount at the rate then in effect with respect to the First Priority Notes from and after the date such amount is due until paid in full;

THIRD, without duplication of amounts applied pursuant to clauses FIRST and SECOND above, to the indefeasible payment in full in cash, pro rata in accordance with the respective amounts then due and payable thereon, to (i) the First Priority Trustee to be applied as provided in Section 6.10 of the First Priority Indenture, based on the aggregate amount of First Priority Secured Obligations due and owing to the First Priority Trustee and the First Priority Noteholders, (ii) to the First Priority Administrative Agent to be applied as provided in Section 7.08 of the First Priority Term Loan Facility, based on the aggregate amount of First Priority Secured Obligations due and owing to the First Priority Administrative Agent and the First Priority Lenders and (iii) to each Authorized Representative with respect to any Additional First Priority Secured Obligations to be applied in accordance with the First Priority Documents governing such Additional First Priority Secured Obligations, based on the aggregate amount of Additional First Priority Secured Obligations for which such Authorized Representative is acting in such capacity hereunder, in the case of each of subclauses (i) through (iii) above, until such First Priority Secured Obligations have been paid in full; and

FOURTH, to the extent proceeds remain after the application pursuant to the preceding clauses FIRST, SECOND, and THIRD above, pro rata in accordance with the respective amounts then due and payable thereon, to (i) the Second Priority Trustee to be applied as provided in Section 6.10 of the Second Priority Indenture, based on the aggregate amount of Second Priority Secured Obligations due and owing to the Second Priority Trustee and the Second Priority Noteholders which are secured by the Collateral resulting in such proceeds and (ii) any party acting as agent under an agreement for the holders of any Additional Second Priority Secured Obligations, based on the aggregate amount of Second Priority Secured Obligations due and owing to such Additional Second Priority Secured Party which are secured by Collateral resulting in such proceeds in the case of each of subclauses (i) and (ii) until paid in full.

FIFTH, the balance, if any, to such Grantor or as otherwise directed by a court of competent jurisdiction.

In the event that any such proceeds are insufficient to pay in full the items described in clauses FIRST though FOURTH of this Article VIII, the Grantors shall remain liable for any deficiency.

ARTICLE IX. MISCELLANEOUS

Section 9.1 Amendments in Writing. None of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor and the Collateral Agent (with the consent of the Required Secured Parties); provided, that (i) additional Grantors may be added as parties hereto from time to time in accordance with Section 9.10 hereof without the consent of any other Grantor or of the Secured Parties, (ii) the foregoing limitation shall not apply to any release of Collateral of any Grantor (or the termination of this Agreement or any other Security Document) effected in accordance with the requirements of Section 9.11 of this Agreement or the comparable provisions of the other Security Documents, as the case may be and (iii) no consent shall be required to secure Additional Secured Obligations in accordance with Section 9.13.

Section 9.2 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed:

(a) if to any Grantor, to it:

c/o Paxson Communications Corporation

601 Clearwater Park Road

West Palm Beach, FL 33401

Attention: General Counsel

Facsimile: (561) 659-4754

with a copy to:

Holland & Knight LLP

222 Lakeview Avenue, Suite 1000

West Palm Beach, FL 33401

Attention: David L. Perry Jr.

Facsimile: (561) 650-8399

(b) if to the Collateral Agent:

The Bank of New York Trust Company, NA

10161 Centurion Parkway Jacksonville, Florida 32256 Attention: Facsimile:	Corporate Trust Administration (904) 645-1921

(c) if to the First Priority Trustee:

The Bank of New York Trust Company, NA

10161 Centurion Parkway Jacksonville, Florida 32256 Attention: Facsimile:	Corporate Trust Administration (904) 645-1921

(d) if to the Second Priority Trustee:

The Bank of New York Trust Company, NA

10161 Centurion Parkway Jacksonville, Florida 32256 Attention: Facsimile:	Corporate Trust Administration (904) 645-1921

(e) if to the First Priority Administrative Agent:

Citicorp North America, Inc.
388 Greenwich Street
New York, New York 10013
Attention: John Judge
Facsimile: (212) 291-1739

(f) if to any Authorized Representative for the holders of Additional Secured Obligations, to it at its address specified in its Additional Secured Party Consent.

Section 9.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 9.4 Successors and Assigns. This Agreement shall be binding upon the respective successors and assigns of each Authorized Representative, Secured Party, Grantor and the Collateral Agent, and shall inure to the benefit of each Authorized Representative, the Collateral Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Required Secured Parties.

Section 9.5 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

Section 9.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.7 Section Headings. The Article and Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

Section 9.8 Entire Agreement. This Agreement represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.9 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 9.10 Additional Grantors. If, pursuant to the terms of any Secured Debt Document, the Company shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement in the form of Annex 3 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

Section 9.11 Release of Collateral.

(a) After the Termination Date, this Agreement shall terminate and the Collateral Agent, at the request and expense of the relevant Grantor, will execute and deliver to such Grantor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which (i) the First Priority Secured Obligations Termination Date and the Second Priority Secured Obligations Termination Date shall have then (or theretofore) occurred and (ii) no Secured Hedging Agreement is in effect and no Secured Obligations (other than for contingent indemnification obligations not then due and payable) under any Secured Hedging Agreement are outstanding (unless each Authorized Representative with respect to any such Secured Hedging Agreement has agreed, in its sole discretion, to the termination of this Agreement).

(b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Grantor) (x) in connection with a sale or other disposition not prohibited by any of the Secured Debt Documents or (y) at the direction of the Collateral Agent or the Applicable Secured Parties in connection with an exercise of remedies by the Collateral Agent hereunder, such Collateral will be sold, disposed of or released free and clear of each of the Liens created by this Agreement and, in the case of clause (x), the Collateral Agent, at the request and expense of such Grantor, will (i) duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold, disposed of or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement and/or (ii) execute such releases and discharges in respect of such Collateral as is then being (or has been) so sold, disposed of or released as such Grantor may reasonably request.

(c) At any time that the respective Grantor desires that Collateral be released as provided in the foregoing Section 9.11(a) or (b)(x), such Grantor shall deliver to the Collateral Agent with a copy to each of the Authorized Representatives:

(i) in the case of a release of Collateral pursuant to clause (a) above, an Officers’ Certificate and an Opinion of Counsel, in each case, to the effect that such release is permitted pursuant to clause (a) above;

(ii) in the case of a release of Collateral pursuant to clause (b)(x) above, (I) an Officers’ Certificate (A) specifying the Fair Market Value of the assets being disposed of (the “Released Collateral”) as of a date within 60 days of such Officer’s Certificate, (B) stating that the sale of such Released Collateral is not prohibited under the terms of any of the then effective Secured Debt Documents, (C) stating that such sale covers only the Released Collateral or such other property that does not constitute Collateral subject to the sale or disposition, and (D) stating that, after giving effect to the sale of the Released Collateral, no Event of Default will have occurred and be continuing, (II) in the event that there is to be a substitution of property for the Released Collateral subject to such asset sale, all documentation necessary to effect the substitution of the replacement property for the Released Collateral subject to such disposition and to create perfected security interests in favor of the Collateral Agent therein and (III) an Opinion of Counsel to the effect that such release of the Released Collateral complies with the terms of Section 9.11(b)(x).

(d) In the event that any Class of Secured Obligations is repaid in full or discharged or defeased in accordance with the terms of the applicable Secured Debt Documents governing such Class of Secured Obligations following the Closing Date, then upon delivery by the Company to the Collateral Agent and each Authorized Representative of an Officers’ Certificate stating that such Class of Secured Obligations have been repaid in full or discharged or defeased in accordance with the terms of the applicable Secured Debt Documents governing such Class of Secured Obligations (which shall contain a signed acknowledgement to such effect by the Authorized Representative for such repaid, discharged or defeased Class of Secured Obligations), then such repaid, discharged or defeased Class of Secured Obligations shall automatically and without any further requirement of any action by the Collateral Agent or any Secured Party, cease to constitute Secured Obligations hereunder and under the other Security Documents.

(e) The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence or willful misconduct believes to be in accordance with) this Section 9.11.

Section 9.12 Reinstatement. Each Grantor further agrees that, if any payment made by any Grantor or other Person and applied to any of the Secured Obligations of such Grantor is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Grantor, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

Section 9.13 Additional Secured Obligations. On or after the Closing Date and so long as permitted by the First Priority Indenture, the First Priority Term Loan Facility and the Second Priority Indenture, each as in effect on the Closing Date, the Company may from time to time (i) designate additional obligations (including under Interest Rate Agreements) as additional First Priority Secured Obligations (“Additional First Priority Secured Obligations”) and (ii) designate additional obligations as additional Second Priority Secured Obligations (“Additional Second Priority Secured Obligations”) by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by the chief financial officer of the Company (i) identifying the Class of obligations so designated and the aggregate principal amount or face amount thereof, stating that such Class of obligations is designated as an Additional First Priority Secured Obligation or an Additional Second Priority Secured Obligation for purposes hereof, (ii) representing that such designation of such Class of obligations as an Additional First Priority Secured Obligation or as an Additional Second Priority Secured Obligation complies with the terms of the Secured Debt Documents as in effect on the Closing Date and (iii) specifying the name and address of the Authorized Representative for such Class of obligations, (b) a fully executed Additional Secured Party Consent (in the form attached as Annex 7); and (c) an Opinion of Counsel to the effect that the designation of such Class of Obligations as “Additional First Priority Secured Obligations” or “Additional Second Priority Secured Obligations”, as the case may be, would not have violated the terms of the First Priority Indenture, the First Priority Term Loan Facility or the Second Priority Indenture, in each case, as in effect on the Closing Date.

Section 9.14 Incorporation by Reference. In acting in their capacities hereunder or under any other Security Document, the Collateral Agent, First Priority Trustee and Second Priority Trustee are entitled to the rights, protections, privileges, indemnitees and limitations on liability provided to the First Priority Trustee and Second Priority Trustee under the First Priority Indenture and the Second Priority Indenture (except that any matter referring to directions of any holders of First Priority Notes, Second Priority Notes of First Priority Term Loans contained therein shall be deemed to be a reference to the Applicable Secured Parties).

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

As Grantor:
PAXSON COMMUNICATIONS CORPORATION By:/s/ Richard Garcia

Name:Richard Garcia Title:Senior Vice President and Chief Financial Officer

As Grantors:

BUD HITS, INC.

BUD SONGS, INC.

CLEARLAKE PRODUCTIONS, INC.

FLAGLER PRODUCTIONS, INC.

IRON MOUNTAIN PRODUCTIONS, INC.

OCEAN STATE TELEVISION, LLC

PAX HITS PUBLISHING, INC.

PAX INTERNET, INC.

PAX NET, INC.

PAX NET TELEVISION PRODUCTIONS, INC.

PAXSON AKRON LICENSE, INC.

PAXSON ALBANY LICENSE, INC.

PAXSON ATLANTA LICENSE, INC.

PAXSON BATTLE CREEK LICENSE, INC.

PAXSON BIRMINGHAM LICENSE, INC.

PAXSON BOSTON-68 LICENSE, INC.

PAXSON BUFFALO LICENSE, INC.

PAXSON CEDAR RAPIDS LICENSE, INC.

PAXSON CHARLESTON LICENSE, INC.

PAXSON CHICAGO LICENSE, INC.

PAXSON COMMUNICATIONS LICENSE COMPANY, LLC

PAXSON COMMUNICATIONS LPTV, INC.

PAXSON COMMUNICATIONS MANAGEMENT COMPANY, INC.

PAXSON COMMUNICATIONS OF AKRON-23, INC.

PAXSON COMMUNICATIONS OF ALBANY-55, INC.

PAXSON COMMUNICATIONS OF ATLANTA-14, INC.

PAXSON COMMUNICATIONS OF BATTLE CREEK-43, INC.

PAXSON COMMUNICATIONS OF BIRMINGHAM-44, INC.

PAXSON COMMUNICATIONS OF BOSTON-68, INC.

PAXSON COMMUNICATIONS OF BUFFALO-51, INC.

PAXSON COMMUNICATIONS OF CEDAR RAPIDS-48, INC.

PAXSON COMMUNICATIONS OF CHARLESTON-29, INC.

PAXSON COMMUNICATIONS OF CHICAGO-38, INC.

PAXSON COMMUNICATIONS OF DALLAS-68, INC.

PAXSON COMMUNICATIONS OF DENVER-59, INC.

PAXSON COMMUNICATIONS OF DES MOINES-39, INC.

PAXSON COMMUNICATIONS OF DETROIT-31, INC.

PAXSON COMMUNICATIONS OF FAYETTEVILLE-62, INC.

PAXSON COMMUNICATIONS OF GREENSBORO-16, INC.

PAXSON COMMUNICATIONS OF GREENVILLE-38, INC.

PAXSON COMMUNICATIONS OF HARTFORD-26, INC.

PAXSON COMMUNICATIONS OF HONOLULU-66, INC.

PAXSON COMMUNICATIONS OF HOUSTON-49, INC.

PAXSON COMMUNICATIONS OF INDIANAPOLIS-63, INC.

PAXSON COMMUNICATIONS OF JACKSONVILLE-21, INC.

PAXSON COMMUNICATIONS OF JACKSONVILLE-35, INC.

PAXSON COMMUNICATIONS OF KANSAS CITY-50, INC.

PAXSON COMMUNICATIONS OF KNOXVILLE-54, INC.

PAXSON COMMUNICATIONS OF LEXINGTON-67, INC.

PAXSON COMMUNICATIONS OF LOS ANGELES-30, INC.

PAXSON COMMUNICATIONS OF LOUISVILLE-21, INC.

PAXSON COMMUNICATIONS OF MEMPHIS-50, INC.

PAXSON COMMUNICATIONS OF MIAMI-35, INC.

PAXSON COMMUNICATIONS OF MILWAUKEE-55, INC.

PAXSON COMMUNICATIONS OF MINNEAPOLIS-41, INC.

PAXSON COMMUNICATIONS OF MOBILE-61, INC.

PAXSON COMMUNICATIONS OF NASHVILLE-28, INC.

PAXSON COMMUNICATIONS OF NEW ORLEANS-49, INC.

PAXSON COMMUNICATIONS OF NEW YORK-31, INC.

PAXSON COMMUNICATIONS OF NORFOLK-49, INC.

PAXSON COMMUNICATIONS OF OKLAHOMA CITY-62, INC.

PAXSON COMMUNICATIONS OF ORLANDO-56, INC.

PAXSON COMMUNICATIONS OF PHILADELPHIA-61, INC.

PAXSON COMMUNICATIONS OF PHOENIX-13, INC.

PAXSON COMMUNICATIONS OF PHOENIX-51, INC.

PAXSON COMMUNICATIONS OF PORTLAND-22, INC.

PAXSON COMMUNICATIONS OF PROVIDENCE-69, INC.

PAXSON COMMUNICATIONS OF RALEIGH-47, INC.

PAXSON COMMUNICATIONS OF ROANOKE-38, INC.

PAXSON COMMUNICATIONS OF SACRAMENTO-29, INC.

PAXSON COMMUNICATIONS OF SALT LAKE CITY-30, INC.

PAXSON COMMUNICATIONS OF SAN ANTONIO-26, INC.

PAXSON COMMUNICATIONS OF SAN JOSE-65, INC.

PAXSON COMMUNICATIONS OF SCRANTON-64, INC.

PAXSON COMMUNICATIONS OF SEATTLE-33, INC.

PAXSON COMMUNICATIONS OF SHREVEPORT-21, INC.

PAXSON COMMUNICATIONS OF SPOKANE-34, INC.

PAXSON COMMUNICATIONS OF SYRACUSE-56, INC.

PAXSON COMMUNICATIONS OF TAMPA-66, INC.

PAXSON COMMUNICATIONS OF TUCSON-46, INC.

PAXSON COMMUNICATIONS OF TULSA-44, INC.

PAXSON COMMUNICATIONS OF WASHINGTON-60, INC.

PAXSON COMMUNICATIONS OF WASHINGTON-66, INC.

PAXSON COMMUNICATIONS OF WAUSAU-46, INC.

PAXSON COMMUNICATIONS OF WEST PALM BEACH-67, INC.

PAXSON COMMUNICATIONS TELEVISION, INC.

PAXSON DALLAS LICENSE, INC. PAXSON DENVER LICENSE, INC.

PAXSON DES MOINES LICENSE, INC.

PAXSON DETROIT LICENSE, INC. PAXSON DEVELOPMENT, INC.

PAXSON FAYETTEVILLE LICENSE, INC.

PAXSON GREENSBORO LICENSE, INC.

PAXSON GREENVILLE LICENSE, INC.

PAXSON HARTFORD HOLDINGS, INC. PAXSON HARTFORD LICENSE, INC. PAXSON HAWAII LICENSE, INC. PAXSON HOLDINGS, INC. PAXSON HOUSTON LICENSE, INC.

PAXSON INDIANAPOLIS HOLDINGS, INC.

PAXSON INDIANAPOLIS LICENSE, INC.

PAXSON JACKSONVILLE LICENSE, INC.

PAXSON JAX LICENSE, INC.

PAXSON KANSAS CITY LICENSE, INC.

PAXSON KNOXVILLE LICENSE, INC. PAXSON LEXINGTON LICENSE, INC.

PAXSON LOS ANGELES LICENSE, INC.

PAXSON MERCHANDISING & LICENSING, INC.

PAXSON MIAMI-35 LICENSE, INC. PAXSON MILWAUKEE LICENSE, INC.

PAXSON MINNEAPOLIS LICENSE, INC.

PAXSON MOBILE LICENSE, INC. PAXSON NEW YORK LICENSE, INC. PAXSON NORFOLK LICENSE, INC.

PAXSON OKLAHOMA CITY LICENSE, INC.

PAXSON ORLANDO LICENSE, INC.

PAXSON PHILADELPHIA LICENSE, INC.

PAXSON PHOENIX LICENSE, INC. PAXSON PRODUCTIONS, INC. PAXSON RALEIGH LICENSE, INC. PAXSON ROANOKE LICENSE, INC.

PAXSON SACRAMENTO LICENSE, INC.

PAXSON SALEM LICENSE, INC.

PAXSON SALT LAKE CITY LICENSE, INC.

PAXSON SAN ANTONIO LICENSE, INC.

PAXSON SAN JOSE LICENSE, INC. PAXSON SCRANTON LICENSE, INC. PAXSON SEATTLE LICENSE, INC.

PAXSON SHREVEPORT LICENSE, INC.

PAXSON SPOKANE LICENSE, INC. PAXSON SPORTS OF MIAMI, INC. PAXSON SYRACUSE LICENSE, INC. PAXSON TAMPA-66 LICENSE, INC.

PAXSON TELEVISION PRODUCTIONS, INC.

PAXSON TELEVISION, INC. PAXSON TENNESSEE LICENSE, INC. PAXSON TULSA LICENSE, INC.

PAXSON WASHINGTON LICENSE, INC.

PAXSON WASHINGTON-60 LICENSE, INC.

PAXSON WAUSAU LICENSE, INC.

PAXSON WEST PALM BEACH HOLDINGS, INC.

PAXSON WEST PALM BEACH LICENSE, INC.

By:	/s/ Richard Garcia

Name:Richard Garcia Title:	Vice President and Treasurer of each of such Subsidiary Guarantors

AMERICA 51, L.P.

By: Paxson Communications of Phoenix-51, Inc., its General Partner and Limited Partner

By: Paxson Communications Television, Inc., its Limited Partner

By:/s/ Richard Garcia

ACCEPTED AND AGREED:	Name:Richard Garcia Title:Vice President and Treasurer of such General and Limited Partners

THE BANK OF NEW YORK TRUST COMPANY, NA

as Collateral Agent By:	/s/ Craig A. Kaye

Name:	Craig A. Kaye
Title: Assistant Vice President
THE BANK OF NEW YORK TRUST COMPANY, NA
as First Priority Trustee
By:	/s/ Craig A. Kaye

Name: Craig A. Kaye
Title: Assistant Vice President
THE BANK OF NEW YORK TRUST COMPANY, NA
as Second Priority Trustee
By: /s/ Craig A. Kaye

Name: Craig A. Kaye
Title: Assistant Vice President

CITICORP NORTH AMERICA, INC.,

as First Priority Administrative Agent

By:

Name:

Title:

Annex 1 to

Pledge and Security Agreement

THE COLLATERAL AGENT AND

SECURED PARTY ACKNOWLEDGMENTS1

1.	Appointment. The First Priority Secured Parties and the Second Priority Secured Parties, by their acceptance of the benefits of the Security Agreement to which this Annex 1 is attached (the “Security Agreement”) hereby irrevocably designate The Bank of New York Trust Company, NA (and any successor Collateral Agent) to act as specified herein and in the other Security Documents. Each Secured Party hereby irrevocably authorizes, and each holder of any Secured Obligation by the acceptance of such Secured Obligation and by the acceptance of the benefits of the Security Agreement and the other Security Documents shall be deemed irrevocably to authorize, the Collateral Agent to take such action on its behalf under the provisions of the Security Documents and any instruments and agreements referred to therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder or thereunder by or through its authorized agents, sub-agents or employees. The Collateral Agent, for itself and its successors and assigns, hereby accepts such appointment created hereby upon the terms and conditions specified herein. The Collateral Agent agrees that it holds its interest in the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) for the benefit of and on behalf of the First Priority Secured Parties and the Second Priority Secured Parties for the purpose of perfecting the security interests granted to the Collateral Agent under this Agreement.

2.	Nature of Duties.

(a) The Collateral Agent shall have no duties or responsibilities except those expressly set forth in the Security Agreement or herein. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement, any other Security Document or any other Secured Debt Document a fiduciary relationship in respect of any Secured Party; and nothing in this Agreement or any other Secured Debt Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of the Security Documents except as expressly set forth herein and therein.

(b) The Collateral Agent shall not be responsible for insuring the Collateral or for the payment of taxes, charges or assessments or discharging of Liens upon the collateral or otherwise as to the maintenance of the Collateral.

(c) The Collateral Agent shall not be required to ascertain or inquire as to the performance by any Grantor of any of the covenants or agreements contained in any Security Document or any other Secured Debt Document.

(d) The Collateral Agent shall be under no obligation or duty to take any action under, or with respect to, any Security Document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business, or obtain any license, in any jurisdiction where it is not then so qualified or licensed or (iii) would subject the Collateral Agent to in personam jurisdiction in any locations where it is not then so subject.

(e) Notwithstanding any other provision of this Security Agreement, neither the Collateral Agent nor any of its officers, directors, employees, affiliates or agents shall, in its individual capacity, be personally liable for any action taken or omitted to be taken by it in accordance with, or pursuant to the Security Agreement or any other Security Document, unless caused by its or their own gross negligence or willful misconduct.

(f) Notwithstanding any other provision of any Security Document or this Annex 1, the Collateral Agent shall not be responsible or liable for perfecting, or maintaining the priority of, the Liens created pursuant to the Security Documents.

3.	Lack of Reliance on the Collateral Agent. Independently and without reliance upon the Collateral Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Grantor in connection with the making and the continuance of the Secured Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of each Grantor, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit or other information with respect thereto, whether coming into its possession before or after the extension of any Secured Obligations. The Collateral Agent shall not be responsible or liable in any manner whatsoever to any Secured Party for the correctness of any recitals, statements, information, representations or warranties herein, in the other Secured Debt Documents or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of any Security Document or the security interests granted thereunder or the financial condition of any Grantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Security Document or any other Secured Debt Document, or the financial condition of any Grantor, or the existence or possible existence of any default or event of default (or similar term) under any Secured Debt Document. The Collateral Agent makes no representations as to the value or condition of the Collateral or any part thereof, or as to the title of any Grantor thereto or as to the security afforded by any Security Document.

4.	Certain Rights of the Collateral Agent.

(a) No Secured Party shall have the right to take any action with respect to (or against) any Collateral, or cause the Collateral Agent to take any action with respect to (or against) any Collateral, with only the Authorized Representatives on behalf of the Applicable Secured Parties having the right to direct the Collateral Agent by written instruction to take any such action. Except for actions required to be taken by the Collateral Agent in accordance with the Security Agreement, if the Collateral Agent shall request instructions from the Authorized Representatives on behalf of the Applicable Secured Parties with respect to any act or action (including failure to act) in connection with any Security Document and the Authorized Representatives on behalf of the Applicable Secured Parties shall fail to instruct the Collateral Agent with respect to any act or action (including failure to act and refrain from acting) in connection with such Security Document, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received express instructions from the Authorized Representatives on behalf of the Applicable Secured Parties and to the extent requested, appropriate indemnification in respect of actions to be taken, and the Collateral Agent shall not incur liability to any Secured Party or any other Person by reason of so refraining. Without limiting the foregoing, (x) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder or under the Security Documents in accordance with the instructions of the Authorized Representatives on behalf of the Applicable Secured Parties or as expressly provided in the Security Documents and (y) without limiting the preceding clause (x), the Collateral Agent shall not be liable to any Secured Party or any other Person for any action taken or omitted to be taken by it hereunder or under the Security Documents, unless caused by its gross negligence or willful misconduct.

(b) Notwithstanding anything to the contrary contained herein (and subject to Section 2(f) of this Annex 1), the Collateral Agent is authorized, but not obligated, (i) to take any action reasonably required to perfect or continue the perfection of the liens on the Collateral for the benefit of the Secured Parties and (ii) when instructions from the Authorized Representatives on behalf of the Applicable Secured Parties have been requested by the Collateral Agent but have not yet been received, to take any action which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Parties in the Collateral; provided that once instructions have been received, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(c) Notwithstanding anything to the contrary contained herein or in any Security Document, the Collateral Agent shall not be required to take or refrain from taking, and shall have no liability to any Secured Party for taking or refraining from taking, any action that exposes or, in the good faith judgment of the Collateral Agent may expose, the Collateral Agent or its officers, directors, agents or employees to personal liability, unless the Collateral Agent shall be adequately indemnified as provided herein or that is, or in the good faith judgment of the Collateral Agent may be, contrary to any Security Document, any other Secured Debt Document or applicable law.

(d) For purposes of the Security Agreement, each Secured Party shall appoint a Person as its Authorized Representative for the purpose of giving or delivering any notices or instructions thereunder. Any instructions given by the Authorized Representatives on behalf of the Applicable Secured Parties to the Collateral Agent pursuant to the Security Documents shall be in writing signed by the Authorized Representative(s) of the various Secured Parties comprising the Applicable Secured Parties with respect to such instructions and such instructions shall certify to and for the benefit of the Collateral Agent that the Secured Parties authorizing such instructions constitute the Applicable Secured Parties for purposes of this Section 4 and the instructions being delivered. In determining whether the Applicable Secured Parties have consented to any action under the Security Documents, the Collateral Agent may conclusively rely on each Authorized Representative as to the amount of Secured Obligations held by holders represented by such Authorized Representative. The Collateral Agent shall be entitled to conclusively and absolutely rely on such instructions and certification as to the identity of the Applicable Secured Parties with respect to such instructions, and the Collateral Agent shall not be required to take any action, and shall not be liable to any Secured Party for failing or refusing to act, pursuant to any instructions which are not given or delivered by the Authorized Representatives of various Secured Parties comprising the Applicable Secured Parties with respect to such instructions. The parties hereto acknowledge that the Authorized Representative of each of the Secured Parties shall be (w) the First Priority Trustee, in the case of the First Priority Note Creditors, (x) the First Priority Administrative Agent, in the case of the First Priority Bank Creditors, (y) the Second Priority Trustee, in the case of the Second Priority Note Creditors and (z) as set forth in the applicable Additional Secured Party Consent with respect to any Additional Secured Obligations.

5.	Reliance; Interpretation. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or telescopes message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining hereto or to the Security Documents and its duties thereunder and hereunder, upon advice of counsel selected by it. If, in its good faith judgment, the Collateral Agent reasonably believes that any instructions given or delivered pursuant to any Security Document require judicial interpretation or are invalid or otherwise contrary to the provisions of any Security Document, any other Secured Debt Document or applicable law, the Collateral Agent shall have the right to petition a court of competent jurisdiction to determine the validity of, or otherwise interpret, any such instructions. In such event, the Collateral Agent shall not be required to carry out such instructions unless directed to do so, or it is determined that it may do so, by such court.

6.	The Collateral Agent in its Individual Capacity. With respect to its obligations as a Secured Party under any Secured Debt Document to which the Collateral Agent is a party, and to act as agent under one or more of such Secured Debt Documents, the Collateral Agent shall have the rights and powers specified therein and herein for a “Secured Party”, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Secured Parties”, “First Priority Secured Parties”, “First Priority Trustee”, “Second Priority Secured Parties”, “Second Priority Trustee”, “Required Secured Parties”, or any similar terms shall, unless the context clearly otherwise indicates, apply to the Collateral Agent in its individual capacity. The Collateral Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Grantor or any Affiliate or Subsidiary of any Grantor as if it were not performing the duties specified herein or in the other Secured Debt Documents, and may accept fees and other consideration from the Grantors for services in connection with the First Priority Indenture, the First Priority Term Loan Facility, the Second Priority Indenture and the other Secured Debt Documents and otherwise without having to account for the same to the Secured Parties.

7.	Resignation, Removal and Appointment of Successor Collateral Agent.

(a) The Collateral Agent may resign from the performance of all of its functions and duties hereunder and under the other Security Documents at any time by giving 20 Business Days’ prior written notice to the Company and the Authorized Representatives. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clause (b) or (c) below.

(b) If a successor Collateral Agent shall not have been appointed within such 20 Business Day period by the Applicable Secured Parties, the Collateral Agent, with the consent (unless an Event of Default shall exist, in which case no such consent shall be required) of the Company (which consent shall not be unreasonably withheld or delayed) shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder or thereunder until such time, if any, as the Applicable Secured Parties appoint a successor Collateral Agent as provided above.

(c) If no successor Collateral Agent has been appointed pursuant to clause (b) above by the 20th Business Day after the date of such notice of resignation was given by the Collateral Agent, as a result of a failure by the Company to consent to the appointment of such a successor Collateral Agent, (i) the Applicable Secured Parties shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder or thereunder or (ii) if the Applicable Secured Parties shall have failed to appoint a successor Collateral Agent by the 25th Business Day after the date such notice of resignation was given by the Collateral Agent, the Collateral Agent may appoint (or petition a court of competent jurisdiction to appoint) a successor Collateral Agent who shall serve as Collateral Agent hereunder or thereunder, in either such case until such time, if any, as the Applicable Secured Parties appoint a successor Collateral Agent as provided above.

(d) The resignation or removal of a Collateral Agent shall become effective only upon the execution and delivery of such documents or instruments as are necessary to transfer the rights and obligations of the Collateral Agent under the Security Documents and the recording or filing of such documents, instruments or financing statements as may be necessary to maintain the priority and perfection of any security interest granted by the Security Documents. Copies of each such document or instrument shall be delivered to each of the Company, the First Priority Trustee, the First Priority Administrative Agent and the Second Priority Trustee. The appointment of a successor Collateral Agent pursuant to this Section 7 shall become effective upon the acceptance of such appointment (and execution by such successor of the documents, instruments or financing statements referred to above) and such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent.

8.	Co-Collateral Agents; Separate Collateral Agents.

(a) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Collateral Agent shall be advised by counsel, satisfactory to it, that it is necessary or prudent in the interest of the Collateral Agent or the Secured Parties, then the Collateral Agent shall be entitled to appoint one or more sub-collateral agents or co-collateral agents, and in such case the Collateral Agent, the Company and each of the other Grantors having an interest in the Collateral located in the jurisdiction in which such separate or sub-collateral agent or co-collateral agent is to act shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more individuals approved by the Collateral Agent, either to act as co-collateral agent or co-collateral agents jointly with the Collateral Agent originally named herein or any successor or successors, or to act as a separate or sub-collateral agent or agents of the Collateral Agent and the Secured Parties in respect of any or all of the Collateral. If the Company and each of the other Grantors having an interest in the Collateral located in the jurisdiction in which such separate or sub-collateral agent or co-collateral agent is to act shall not have joined in the execution of such instruments or agreements within 10 days after the receipt of a written request from the Collateral Agent so to do, or if an Event of Default shall be continuing, the Collateral Agent may act under the foregoing provisions of this Section 8 without the concurrence of the Company and the other Grantors, and the Company and each of the other Grantors hereby irrevocably appoint the Collateral Agent as their agent and attorney to act for them under the foregoing provisions of this Section 10 in either of such contingencies.

(b) Every separate or sub-collateral agent (and all references herein to a “separate collateral agent” shall be deemed to refer also to a “sub-collateral agent” or a “collateral sub-agent”) and every co-collateral agent, other than any collateral agent which may be appointed as successor to any Collateral Agent, shall, to the extent permitted by applicable law, be appointed and act and be such, subject to the following provisions and conditions, namely:

(i) all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Collateral Agent in respect of the custody, control and management of monies, papers or securities shall be exercised solely by the Collateral Agent hereunder;

(ii) all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Collateral Agent hereunder shall be conferred, reserved or imposed and exercised or performed by the Collateral Agent and such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents, jointly or severally, as shall be provided in the instrument appointing such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents, except to the extent that, under any law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, remedies, powers, duties and obligations shall be exercised and performed by such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents;

(iii) no power given hereby to, or which it is provided hereby may be exercised by, any such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents shall be exercised hereunder by such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents except (subject to applicable law) jointly with, or with the consent or at the direction in writing of, the Collateral Agent (which direction shall be made in accordance with the provisions of the Security Agreement);

(iv) all provisions of the respective Security Documents relating to the Collateral Agent or to releases of Collateral shall apply to any such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents;

(v) no collateral agent constituted under this Section 8 shall be personally liable by reason of any act or omission of any other separate or co-collateral agent or the Collateral Agent hereunder; and

(vi) the Collateral Agent at any time by an instrument in writing, executed by it, may accept the resignation of any such separate collateral agent or co-collateral agent and the Collateral Agent or the Applicable Secured Parties may individually or jointly remove any such separate collateral agent or co-collateral agent, and in that case, by an instrument in writing executed by the Collateral Agent or the Applicable Secured Parties, as the case may be, and the Collateral Agent or the Applicable Secured Parties, as the case may be, may appoint a successor to such separate collateral agent or co-collateral agent, as the case may be, anything herein contained to the contrary notwithstanding. If the Company and each of the other Grantors shall not have joined in the execution of any such instrument within 10 days after the receipt of a written request from the Collateral Agent so to do, or if an Event of Default shall be continuing, the Collateral Agent shall have the power to accept the resignation of or remove any such separate collateral agent or co-collateral agent and to appoint a successor to such separate collateral agent or co-collateral agent, as the case may be, and to execute any such instrument without the concurrence of the Company or such other Grantor, and the Company and each of the other Grantors hereby irrevocably appoint the Collateral Agent their agent and attorney to act for them in such connection in either of such contingencies. If the Collateral Agent shall have appointed a separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents as above provided, the Collateral Agent may at any time, by an instrument in writing, accept the resignation of or remove any such separate collateral agent or co-collateral agent, the successor to any such separate collateral agent or co-collateral agent to be appointed by the Company and each of the other Grantors and the Collateral Agent, or by the Collateral Agent alone, as hereinabove provided in this Section 8.

9.	Acknowledgment of Priorities of Security Interests and Liens.

(a) Each of the Secured Parties acknowledges and agrees (x) to the relative priorities as to the Collateral (and the application of the proceeds therefrom) as provided in the Security Agreement (including Article VIII of the Security Agreement) and acknowledges and agrees that such priorities (and the application of proceeds from the Collateral) shall not be affected or impaired in any manner whatsoever including, without limitation, on account of (i) the invalidity, irregularity, diminution in value or unenforceability of all or any part of any Secured Debt Document or any of the Secured Obligations thereunder, (ii) the actual date and time of creation, execution, delivery, recording, filing, attachment or perfection of any security interests in the Collateral, (iii) any nonperfection of any Lien purportedly securing any of the Secured Obligations (including, without limitation, whether any such Lien is now perfected, hereafter ceases to be perfected, is avoidable by any bankruptcy trustee or otherwise is set aside, invalidated or lapses), (iv) any amendment, change or modification of any Secured Debt Document, (v) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, any Grantor, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Grantor, (vi) any distribution of the Collateral upon the liquidation or dissolution of any Grantor, or the winding up of the assets or business of any Grantor, (vii) the initiation of any bankruptcy, moratorium, reorganization or other insolvency proceeding with respect to any Grantor or (viii) the taking of possession of any of the Collateral by the Collateral Agent or any of the Secured Parties, (y) that the grants of security under the Security Agreement constitute two separate and distinct grants of security, one in favor of the Collateral Agent for the benefit of the First Priority Secured Parties and the second in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties and (z) that the Second Priority Secured Parties’ claims against the Grantors in respect of the Collateral constitute second priority claims separate and apart (and of a different class and claim) from the First Priority Secured Parties’ claims against the Grantors in respect of the Collateral.

(b) Each Secured Party, by its acceptance of the benefits hereunder and of the Security Documents, hereby agrees for the benefit of the other Secured Parties that, to the extent any additional or substitute collateral for any of the Secured Obligations of the type covered by the Security Agreement are delivered by a Grantor to or for the benefit of any Secured Party, such collateral shall be subject to the provisions of this Annex 1 and of the Security Agreement.

(c) Each of the Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of any Security Document (in each case as a whole or any term or provision contained therein) or the validity of any Lien or financing statement in favor of the Collateral Agent for the benefit of the Secured Parties as provided in the Security Agreement, or the relative priority of any such Lien.

(d) If any Secured Party shall acquire by indemnification, subrogation, contract or otherwise, any lien, estate, right or other interest in, or possession or control of, any of the assets of any Grantor that would otherwise constitute Collateral to secure (or providing security for) the respective Secured Obligations owed to such Secured Party, that lien, estate, right or other interest shall, and any such possession or control shall, be held for the benefit of the Secured Parties under the Security Agreement and shall be subject to the relative priorities set forth in the Security Agreement.

10.	Sharing Arrangements.

(a) The Secured Parties hereby agree that the provisions of the Security Documents with respect to allocations, priorities and distributions of proceeds of the Collateral shall prevail notwithstanding any event or circumstance, including, without limitation, in the event that, through the operation of any bankruptcy, reorganization, insolvency or other laws or otherwise, any Secured Party’s security interest in the Collateral is avoided in whole or in part or is enforced with respect to some, but not all, of the respective Obligations then outstanding.

(b) The Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with the Security Documents, whether by preference or otherwise, it being understood and agreed that the benefit of any such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in Article VIII of the Security Agreement.

(c) In the event that any payment or distribution shall be received by any Secured Party in a manner that is inconsistent with the provisions of Article VIII of the Security Agreement, such payment or distribution shall be held by the respective Secured Party for the benefit of, and shall be paid over or delivered to, the Collateral Agent for application to the Secured Parties’ Secured Obligations (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective Secured Debt Documents, whether or not a claim for post-petition interest is allowed in any such proceeding) in accordance with Article VIII of the Security Agreement.

11.	Provisions in the Event of Insolvency Proceedings. Without limiting the other provisions of this Annex 1, upon the commencement of a case under the Bankruptcy Code by or against any Grantor:

(a) The Security Agreement shall remain in full force and effect and enforceable pursuant to their respective terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to such Grantor shall be deemed to apply to such entity as debtor-in-possession and to any trustee in bankruptcy for the estate of such entity.

(b) In any such case under the Bankruptcy Code, each Secured Party agrees not to take any action or vote in any way inconsistent with this Agreement so as to contest (1) the validity or enforceability of any of the Security Documents or any of the Secured Obligations thereunder, (2) the validity, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Security Documents with respect to the Secured Obligations, or (3) the relative rights and duties of the holders of the First Priority Secured Obligations and the Second Priority Secured Obligations granted and/or established in the Security Agreement with respect to such Liens, mortgages, assignments, and security interests.

(c) Prior to the First Priority Secured Obligations Termination Date, without the express written consent of the Applicable Secured Parties, none of the Second Priority Secured Parties shall (i) with respect to any rights under any Secured Debt Document or applicable law, seek in respect of any part of the Collateral or proceeds thereof or any Lien which may exist thereon, any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code or seek or accept any form of adequate protection under either or both Sections 362 and 363 of the Bankruptcy Code with respect thereto except, with respect to the Second Priority Secured Obligations, to the extent that if the First Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any debtor-in-possession financing, then the Second Priority Secured Parties may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Priority Secured Obligations and such debtor-in-possession financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Secured Obligations are so subordinated to the First Priority Secured Obligations under this Agreement, (ii) oppose or object to any First Priority Secured Party obtaining a Lien or grant of administrative claim in connection with a grant of adequate protection, use of cash collateral or post-petition financing under Section 362, 363 or 364 of the Bankruptcy Code, (iii) oppose or object to the use of cash collateral by a Grantor, (iv) oppose or object to any post-petition financing (including any debtor-in-possession financing) provided by any of the First Priority Secured Parties or provided by a third party pursuant to Section 364 of the Bankruptcy Code (and if the Lien securing the First Priority Secured Obligations is made junior to such post-petition financing, the Lien securing the Second Priority Secured Obligations shall also be junior to such post-petition financing) on terms acceptable to the Applicable Secured Parties, (v) oppose or object to or withhold consent from the disposition of assets by any Grantor under Section 363(b) or (f) of the Bankruptcy Code, (vi) oppose, object to, or vote against any plan of reorganization or disclosure statement the terms of which are consistent with the rights of the First Priority Secured Parties under the Security Agreement, (vii) make an election pursuant to Section 1111(b) of the Bankruptcy Code, (viii) oppose or object to the determination of the extent of any Liens held by any of the First Priority Secured Parties or the value of any claims of the First Priority Secured Parties under Section 506(a) of the Bankruptcy Code, or (ix) oppose or object to the payment of interest and expenses under Sections 506(b) and (c) of the Bankruptcy Code.

(d) In the event that any of the First Priority Secured Obligations shall be paid in full and subsequently, for whatever reason (including, but not limited to, an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), formerly paid or satisfied First Priority Secured Obligations become unpaid or unsatisfied, the terms and conditions of this Annex 1 shall be fully applicable thereto until all such First Priority Secured Obligations are again paid in full in cash.

12.	Special Releases and Waivers.

(a) Each Secured Party agrees that neither the Collateral Agent nor the Applicable Secured Parties (in directing the Collateral Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner that would maximize the return to any class of Secured Obligations (whether First Priority Secured Obligations or Second Priority Secured Obligations), notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by any of the Secured Parties from such realization, sale, disposition or liquidation.

(b) Each of the Second Priority Secured Parties waives any claim which each such Second Priority Secured Party may now or hereafter have against the First Priority Secured Parties (or their representatives) arising out of (i) any and all actions which the Collateral Agent or the First Priority Secured Parties take or omit to take (including, without limitation, actions with respect to the creation, perfection or continuation of Liens on the Collateral, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the security for the Second Priority Secured Obligations and actions with respect to the collection of any claim for all or any part of the Second Priority Secured Obligations from any account debtor, guarantor or any other party) in accordance with the respective Secured Debt Documents or any other agreement related thereto or to the collection of the Secured Obligations or the valuation, use, protection or release of the security for the Secured Obligations, (ii) the Collateral Agent’s or the Applicable Secured Parties’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code and/or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code to, any Grantor as debtor-in-possession.

13.	Right to Amend, Etc.

(a) As between the First Priority Secured Parties on the one hand and the Second Priority Secured Parties on the other hand, it is agreed that the First Priority Secured Parties may at any time and from time to time, in their sole discretion, and without any obligation to give any notice or receive any consent from any Second Priority Secured Party, in its capacity as such, change the manner, place or terms of payment, or change or extend the time of payment of, or renew, alter or refinance the First Priority Secured Obligations, or (ii) amend or supplement in any manner any Secured Debt Document relating to the First Priority Secured Obligations, and the provisions of this Annex 1 shall continue in full force and effect with respect to all such First Priority Secured Obligations.

(b) The First Priority Trustee and the First Priority Administrative Agent each acknowledge that the terms of the First Priority Indenture and the First Priority Term Loan Facility provide that the First Priority Noteholders and First Priority Term Lenders are permitted to take certain actions under the First Priority Indenture and the First Priority Term Loan Facility only with the consent of specified percentages of holders of First Priority Notes and First Priority Term Loans, acting as a single class, and only if such action is taken with respect to both the First Priority Term Loan Facility and the First Priority Indenture (any such matter a “Shared Voting Matter”). In connection with any Shared Voting Matter, the First Priority Trustee and the First Priority Collateral Agent agree to cooperate with each other in determining whether (i) the requisite percentages of holders of First Priority Term Loans and First Priority Notes, acting as a single class, have consented to such Shared Voting Matter and (ii) whether any action or change resulting from such Shared Voting Matter shall be applicable to both the First Priority Indenture and the First Priority Term Loan Facility. Additionally, the First Priority Administrative Agent and the First Priority Trustee shall provide notice to one another of any action proposed to be taken by such Person that the First Priority Administrative Agent and the Trustee are required to act together in taking pursuant to the terms of the First Priority Term Loan Facility and the First Priority Indenture.

14.	Nature of Obligations; Post-Petition Interest. Each Second Priority Secured Party hereby acknowledges and agrees that (i) the Second Priority Secured Parties’ claims against the Grantors in respect of the Collateral constitute junior claims separate and apart (and of a different class and claim) from the senior claims of the First Priority Secured Parties against the Grantors in respect of the Collateral and (ii) the First Priority Secured Obligations include all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective Secured Debt Documents governing the same, whether or not a claim for post-petition interest is allowed in any such case, proceeding or other action. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Grantors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then each Second Priority Secured Party hereby acknowledges and agrees that all distributions pursuant to Article VIII of the Security Agreement or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest at relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective bankruptcy, insolvency, reorganization or similar proceeding) before any distribution is made in respect of the Second Priority Secured Obligations, with the Second Priority Secured Parties hereby acknowledging and agreeing to turn over to the holders of the First Priority Secured Obligations all amounts otherwise received or receivable by it to the extent needed to effectuate the intent of this sentence even if such turn-over of amounts has the effect of reducing the amount of the claim of the Second Priority Secured Obligations.

15.	Agreement by Second Priority Secured Parties. The Additional Second Priority Secured Parties from time to time holding Additional Second Priority Secured Obligations hereby agree that, for so long as the Non-Guaranteed Amount of Notes (as defined in the Second Priority Indenture) has not been reduced to zero, then if, in connection with any enforcement action under the terms of the Secured Debt Documents (whether or not relating to the Collateral) governing such Additional Second Priority Secured Obligations or pursuant to any distribution pursuant to Article VIII of the Security Agreement, such holders receive any proportionately greater recovery in respect of such Additional Second Priority Secured Obligations than the Second Priority Note Creditors receive in respect of the Second Priority Notes as a result of the existence of the Non-Guaranteed Amount of Notes, then such holders shall turn over such amounts to the holders of Second Priority Notes as may be necessary so that the proportionate recovery on any Additional Second Priority Secured Obligations, on the one hand, and the Second Priority Notes, on the other, is equal even if such turn-over of amounts has the effect of reducing the claim of such Additional Second Priority Secured Obligations. Additionally, in the event that any Second Priority Secured Party receives any amount pursuant to any turnover of amounts received by holders of Debt of any Grantor pursuant to any arrangement similar to that contemplated by clause (iii) of the definition of Qualified Subordinated Debt or clause (z) of the final proviso to the definition of Refinancing Debt, in each case, in the Second Priority Indenture, such Second Priority Secured Party shall share such amount pro rata with the other Second Priority Secured Parties to the extent such Second Priority Secured Parties hold unsatisfied Second Priority Secured Obligations at such time.

16.	Rights As Unsecured Creditors. Except as otherwise specifically set forth in Section 11 of this Agreement, the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Second Priority Documents and applicable law.

17.	Successors and Assigns. Each of the agreements and acknowledgments made by each Secured Party is made on behalf of itself and its successors and assigns and is deemed effective by virtue of such Secured Parties acceptance of the benefits of the Security Agreement and the other Security Documents. Each Secured Party acknowledges that the relative rights and obligations of the Secured Parties set forth in the Security Agreement and this Annex 1 are intended to be binding upon the Secured Parties notwithstanding the application of any automatic stay or comparable provision of law with respect to the enforcement of the Security Agreement against any Grantor.

1Unless otherwise defined herein, all capitalized terms used herein and defined in the Security Agreement, are used herein as therein defined.